Private & Confidential March 8th, 2021

Assure Holdings Corporation

4600 South Ulster Street, Suite 1225

Denver, Colorado

80237

Attn:	Mr. John Farlinger, Chief Executive Officer Mr. Trent Carman, Chief Financial Officer

Gentlemen:

Re:Borrower:Assure Holdings Corporation

Loan Amount: $11,000,000 USO

Note: all amounts expressed herein are denominated in US dollars unless otherwise specified

By this Letter of Commitment {"Commitment"), we are pleased to advise that Centurion Financial Trust, for and on behalf of various funds, as agent and nominee ("the Lender") has approved Senior Credit Facilities totaling

$11,000,000 ("the Loan") to Assure Holdings Corporation ("the Borrower") to be guaranteed by Assure Holdings Inc., Assure Neuromonitoring, LLC and Assure Networks, LLC, and all present and future affiliates of the Borrower such that guarantees are held by the lender from entities that generate not less than 95% of the consolidated revenue and EBITDA and hold not less than 95% of the tangible assets of the Borrower.

The financing program is for the purpose of refinancing the existing senior lender, providing a revolving credit facility, working capital and financing for future acquisitions. The Loan shall be advanced subject to the Preconditions to Closing and Disbursement outlined below and on the terms and conditions described herein. The fi nancing will primarily be evidenced and secured by Centurion's standard form of Debenture and any other documents required thereby to be in such form.as agreed by the parties acting reasonably. The Loan will be available for advance in two or more tranches (as TBD), with the initial advance expected to be drawn by March 31st, 2021.

Please sign in the space provided below and return one of the duplicate originals of this letter to indicate the Borrower's and Guarantors' acceptance of these terms and conditions, whereupon we can finalize due diligence, complete legal documentation and advance.

CLOSING DATE:

Subject to the required security, as outlined in the attached checklist, being duly and validly issued and registered, and all other terms and conditions herein having been met, the facility will be advanced as soon as practicable after acceptance, expected to be March 3s1 t, 2021("the Closing Date").

EXPENSES:

Whether or not the Loan is disbursed, and notwithstanding retention of the specified fees by the Lender, the Borrower shall pay, immediately upon presentation of appropriate invoices, all of the Lender's reasonable third party costs and expenses relating to the Loan, whether incurred before or after the initial advance, including due diligence costs, legal costs and expenses. To the extent that any such costs and expenses remain unpaid, the subject amount may, at the Lender's option, be deducted from the Loan disbursement or may be added to the then outstanding principal balance of the Loan and shall bear interest at the same rate as, and be secured in the same manner as the Loan.

PRECONDITIONS TO CLOSING AND DISBURSEMENT:

In addition to proper completion of the Security, the following conditions must be satisfied prior to disbursement:

Due Diligence: Satisfactory completion of due diligence (as outlined in further detail herein) including, but not limited to financial due diligence, review of material contracts , satisfactory background checks and regulatory and industry due diligence.

Insurance: Insurance binders confirming that insurance policies on an all risks basis pertaining to the Business and its property and operations in compliance with the requirements of the Lender as set out in this Commitment and its standard documentation are delivered to the Lender prior to closing with full certified copies of policies to and delivered within 30 days of closing. The policy endorsement is required to provide that the insurer or broker will notify the Lender directly of any changes in coverage from the actual binder or certificates issued at the time of closing and release of funds.

Legal Opinion: The Lender shall be provided with an opinion letter from a solicitor acting for the Borrower and Guarantor stating that all Security documentation has been duly authorized, executed and delivered by the respective Borrower and Guarantor, that all of the Security is validly binding on the respective Borrower and Guarantors and that all ofthe Security is enforceable in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally and by the rules governing the enforceability of provisions of the Security by means of equitable remedies such as specific perf ormance. The opinion letter shall be in such form and contain such other terms as may be required by the Lender.

Security and Registratio n: The Security, as defined in and required by this Commitment and the Debenture , shall be executed, delivered and registered, the charged real property/ properties shall be free and clear of all liens (excluding Permitted Encumbrances as defined in the Debenture) including as to tax arrears , and all other terms and conditions of this Commitment shall have been satisfied.

Appraisal and Environmental: Appraisals, environmental review and other required due diligence will be determined and required based on the specifics of the financing.

CENTURION

F I NA I\ C L\ Lrr R l -S I'

Material Adverse Change: It is a condition for disbursement of funds that in the Lender's opinion the financial position of the Borrower and the Guarantors (taken as a whole), and the assets given as security (taken as a whole), and the Borrower's representations and warranties, shall not have suffered any material adverse change; nor shall there be any material action, suits, or pending proceedings against the Borrower and/or the Guarantor (taken as a whole) of which the Borrower has knowledge; and that no event shall have occurred, which materially and adversely affects the value of the secured assets (taken as a whole).

Inter-Creditor Agreement(s): Execution and delivery of an inter-creditor agreement (if required) in a form satisfactory to the Lender with the holders of any security on all or substantially all of the Borrower's/ Guarantors' assets, providing for the priority of security interest as first charge and agreement as to rights on default as to payment and exercise of rights as agreed by the Lender. Execution and delivery of subordination agreements for any prior registered charges held on the secured real property or other assets pledged as security.

Execution of Debenture and General Security Agreement(s): Execution and delivery of a Debenture and General Security Agreement(s) in the standard form of the Lender with the supporting documentation as required by the Lender's standard closing requirements.

PROCEEDS OF CRIME (MONEY LAUNDERING) AND TERRORIST FINANCING ACT (CANADA) REGULATIONS.

This will confirm that the Borrower and Guarantor(s) have consented and agree to provide the Lender with such documentation and information, including ident ification, as the Lender may require to ensure compliance with the above Legislation, and that the provision of such documentation and information shall be a Pre-Funding Condition to this Loan.

The Borrower and each Guarantor will be required to produce identification acceptable to Lender and Lender's solicitor at the time the mortgage documentation is signed, and prior to any funds being advanced, for the purpose of compliance with the provisions of the Proceeds Of Crime (Money Laundering) and Terrorist Financing Act (Canada) and Regulations there under. Such identification shall include at least two documents, with at least one document including photo ID, together with a solicitor's confirmation that the Identity of all persons signing as or on behal f of the Borrower or as a Guarantor have been identified as the proper persons to sign. Lender to be provided with copies (front and back) of any ident ification documents together with a solicitor's certification that the copies are true copies of the original documents.

GENERAL PROVISIONS:

Governing Law: This Commitment , the Debenture and the Security, shall be governed by and constituted in accordance with the laws of the Province of Ontario, unless otherwise agreed t herein .

Time of the Essence: Time in all respects shall be of the essence herein.

Further Assurances: The Borrower shall, at the Lender's request , execute or deliver such further documentation and enter into such other reasonable agreements as are necessary for the securing of the Loan and the fulfilling of the terms contained herein.

Yours very truly,

CENTURION ASSET MANAGEMENT INC. / CENTURION FINANCIALTRUST

Per:

Chris D. Lewthwaite

Senior Director, Corporate Finance

Daryl W. Boyce

Executive Vice-President, Corporate Finance

I have authority to bind the Company .

Borrower: Gurantors:

Lender / Agent:

Assure Holdings Corporation (" Assure")

Assure Holdings Inc.

Assure Neuromonitoring, LLC Assure Networks, LLC

plu s all other subsidiaries and related companies

(the Borrower and Guarantors , collectively the "Assure Group")

Centurion Financial Trust ("Centurion")

Target Closing Date:

March 315

2021

\

Financing Purpose & Program:

Use of Funds:(USD SOOO's)Sources of Funds:(USD SOOO's)

Step 1:
Revolving 0-edit Faciilty		2,000.0	Centurion Senior Revolving loan		2.000.0
Working Capital		1,200.0
Refinance of Existing Debt		4,500.0	Centurion Senior Term loan		6,000 .0
Estimated Transaction Fees		300.0
Step 2:
Future Growth Capex / Acquisition	Line	3,000.0	Cent urion Senior Term - Acquisition	Line	3,0 00.0
Total Uses of Funds:	S	11,000.0	Total Sou rces of Funds:	S11,000.0

Credit Facilities:Tranche 1:

Tranche 2:

$2,000,000 Senior Revolving Loan

$6,000,000 Senior Term Loan

$3,000,000 Senior Term -Acquisition Line

(collectively, the "Credit Facilities")

Disbursement:Tranche 1 to be disbursed in a single advance once the Financing

Program has been approved by Centurion's investment committee, the completion of due diligence and execution of key legal agreements each to the satisfaction of Centurion.

The initial advance under the Revolving Loan will be determined prior to Closing and over the Term of the financing as TBD. The Borrower will have the right to draw or repay a minimum of $250,000 of the Senior Revolving Loan on a notice period of 10 business days.

Tranche 2 of the Senior Term - Acquisition Line to be made available to fund future acquiistions, subject to the achievement and maintenance of all Financial Covenants and t erms and conditions as outlined herein, and also subject to the following:

•	Centurion to review and approve each acquisition prior to funding for the particular advance, with Centurion's main criteria being its satsiafactory review of due diligence materials supporting all acquisitions to be financed by the Program , which are understood to be accretive in nature and on commercially reasonable terms;
•	Funds to be advanced on a deal-by-deal basis subject to the Credit Facilities remaining fully in good standing and upon satisfactory review of the acquisition(s) to be financed by the Program;
•	Assure Group to provide Centuion with a first ranking security interest over the companies assets/ shares to be acquired (as TBD in each case)

Syndication:

Centurion may look to syndicate up to 25% of of the Credit Facilities as as described herein. Our firm has deep relationships with a number of Canadian family off ices that have participated in investments led by Centurion on a passive basis.

Term:4 years

Interest Rate:

Standby Fee:

The greater of 9.50% per annum or Royal Bank of Canada Prime Rate plus 7.05%, payable monthly in arrears.

The Borrower shall pay a Standby Fee of 1.50% per annum on the undrawn balance of the Credit Facilities on a monthly basis, commencing with the initial advance of Tranche 1.

W arrants:

Repayment:

Prepayment Allowance :

In conjunction with the Credit Facilities detailed herein, Centurion will be issued and assigned 12.5 % warrant coverage at a strike price equal to the market closing price ofTSXV:IOM on the date of initial funding. The warrants will not be subject to any lock-up period and will have an expiry of not less than 4 years.

Principal balance of the Credit Facilities shall be repayable in full on the 4th anniversary of the initial advance of Tranche 1.

Prepayment of the Senior Term Loan is to be permitted as follo ws :

•	Allowance to prepay 25% of the outstanding principal balance of the Senior Term Loan on the 1st anniver sary date;

•Allowance to prepay an additional 25% of the out st anding principal balance of the Senior Term Loan (for a cumulative total prepayment allowance of up to 50%) on the 2nd anniversary dat e;
•	Allowance to prepay an add itional 25% of the outstanding principal balance of the Senior Term Loan (for a cumulative total prepayment allowance of up to 75%) on the 3rd anniversary date;
•Suitable notice period of 30 business days to be provided in advance of each applicable Prepayment

Any other prepayment of the Senior Term Loan or Senior Term - Acquisition Loan otherthan as detailed above shall be subject to a 12 months interest penalty

Mandatory Prepayments :

Commitment Fee:

Deposit:

Mandatory prepayment of the Credit Facilitie s to include the net cash proceeds of the following:

•Sale of any assets of the Assure Group other than inventory sold in the normal course of operations;
•Proceeds of the issuance or sale of any debt interests, other than for Permitted Indebtedness;
•	Proceeds of any insurance claims unless reinve st ed into the the Assure Group

The Borrower will pay to the Lender a non-refundable Commitment Fee of

$247,500 (representing 2.25% of the loan amount) plus applicable t axes.

The Lender acknowledges that the Borrower has paid an initial Deposit of

2nd

$75,000 based on its previous acceptance of the DiscussionPaper dated March

, 2021.

The Deposit shall be dealt with as follows:

•	if the Financing Program closes, the Deposit will be credited against the Commitment Fee;
•Sinc e the Financing Program has now been approved by Cent urion's Investment Committee on substantiall y the same terms and condition as outlined in the Discussion Pap er, if the Borrower chooses not to proceed with the Facility for any reason and not accept the Commitment , the full amount of the Commitment Fee will be deemed to be fully earned and payable to the Lender and with the Deposit as non-refundable. The Borrower will also be respon sible for any and all expenses including legal and due diligence expenses incurred by the Lender with such expenses being to the account of the Borrower .

Security:

Financial Covenants:

Security for the Credit Faciliteis to include the following:

•	General Security Agreement of the Borrower providing for a first ranking security interest in all of the present and future assets of Assure Holdings for the markets in which the Borrower operates;
•Guarantee of the various corporate Guarantor entities outlined above, each supported by a first ranking General Security Agreement securing all present and future assets of the Assure Group as a whole with the exception of an allowance for the existing first charge on equipment currently being leased {NTD: leases to be confirmed);
•	For additional advances under the Program to fund future acquisitions, Centurion will review the specific deal parameters to ensure that each acquisition: (i) is accretive to forecast EBITDA; (ii) the assets being acquired support forecast advances and security coverage; and, (iii) debt service coverage covenant is maintained;
•	Assignment of key contracts as TBD;
•	Satisfactory intercreditor agreement, if required;
•	Landlord Waivers for the operating premises of the Assure Group, as TBD;
•	Negative pledge on future borrowings or granting of security interests;
•	Postponement and subordination of all Shareholder and Related Party Loans (excluding intercompany advances as related to the normal course of operations) as TBD;
•Insurance appropriate to the risks involved will be maintained, with loss payable to Centurion;
•	Such other security as may be required by Centurion

The following Financial Covenants are to apply to the terms of the Credit Facilities as to be tested quarterly on a consolidated basis. The Borrower will provide a Compliance Certificate signed by an Officer of the Borrower detailing its calculations of the Financial Covenants along with its regularly scheduled financial reporting package.

The following Financial Covenants shall be applicable:

•	Minimum Working Capital Ratio of 1.20:1, defined as:

the ratio of Current Assets to Current Liabilities

•	Minimum Fixed Charge Coverage Ratio of 1.25:1, defined as:

the ratio of EB/TOA less Cash Taxes and Unfunded Capital Expenditures divided by all scheduled Lease payments and scheduled Principal and Interest payments of all debt facilities

•	Maximum Funded Debt to EBITDA Ratio of 4.50:1, defined as:

The ratio of the total outstanding balances of all indebtedness including the outstanding balances all credit facilities including capital leases, term loans, bank indebtedness etc. plus the balances of any non-postponed related party credit facilities, if applicable, divided by EB/TOA

In finalizing its due diligence, Centurion will give consideration to appropriate normalizing adjustments on a historical basis for the calculation of financial covenants.

•	Negative Pledge on Additonal Debt or the Encumbrance of Assets

Reporting Requirements:

Preconditions to Closing:

The Borrower and Gurantors will provide the its financial statements on the following basis:

•	Annual consolidated Audited financial statements of Assure Holdings Corporation;
•Quarterly financial statements and signed compliance certificate detailing financial covenant calculations;
•Monthly reporting of Borrowing Base as TBD based on our due diligence review, in support of the Senior Revolving Loan (e.g. detailing aged accounts receivable balances, revenue billings & collections activity and any potential adjustments to receivables balances along with supporting detail thereof);
•	Annual budget/ forecast to be provided
•Other reporting as may be required by Centurion

The following are Conditions Precedent to be completed to Centurion's satisfaction prior to Closing:

•	Execution of key legal agreements;
•	Completion and satisfactory review of Field Audit and third party due diligence as it relates to Assure Group's receivables, billings & collections practices (e.g. monthly review of collection trends/ waterfall for individual receivables for the timing of collection, amounts collected vs. invoiced, evaluation of how receivables have been valued post Q2 2020, recovery trends for past receivables that had previously been written off etc.);
•Financial due diligence as it relates to the historical financials of the Assure Group as it relates to gross and net revenue composit ion, adjustments to revenues attributed to prior year receivables re evaluation and determination/confirmation of 'cash-basis' reporting for current and historical financing reporting of the Assure Group;

•Satisfactory review of interim year-to-date results of Assure Group and its updated financial projections/ model (including review of sales pipeline) and key assumptions thereof;
•Further discussion/ analysis of the structure of acquisitions to be financed (potentially using the Sentry Neuromonitoring example as a proxy for future acquisitions);
•	Regulatory and industry due diligence, as TBD (including confirmation of compliance with appropriate regulatory agencies etc);
•	Satisfactory receipt of a payout letter from Central Bank and Trust;
•Satisfactory background checks of the shareholders , KYC, AML requirements etc.;
•	Centurion being satisfied that there has been no material deterioration or material adverse change of the Assure Group business prior to Closing

Exclusivity/ Confidentiality:The Assure Group agrees that it will not communicate the existence or

Contents of this Commitment to any third parties other than its financial advisors

I accountant or legal counsel without the prior written consent of Centurion .

If the Assure Group sources financing from another lender or agent other than Centurion, the Commitment Fee shall be immediately payable in full to Centurion .

Positive Covenants:Usual and customary for transaction of this type, including, but not limited to the following:

•	Punctual payment and performance of all obligations owing under Commitment;
•	Conduct of business and maintenance of corporate existence;
•Ongoing compliance and maintenance of good standing with regulatory authorities;
•	Debt Servicing;
•Operation and maintenance of business, properties and equipment required the Assure Group in good repair and working condition, reasonable wear and tear excepted;
•	Payments of statutory obligations, taxes, remittances and assessments;
•Maintain adequat e insurance on all assets, unde rt akings, product liabilities and business risks;
•	Financial records/books and inspect ion rights;
•	Arm's length arrangements with affiliates and non-Guarantors;
•	Further assurances;
•Use of Proceeds ;

•Compliance with all regulations, laws, permits, and material agreements;
•Maintain security priority, registrations and delivery of security as required hereby;
•In the event that any subsidiary becomes a Material Subsidiary, within 30 days thereof: (i) notify the Lender, and (ii) deliver applicable guarantee and security to the Lender;
•Promptly advise the Lender after the occurrence of any event which would result in a Material Adverse Effe ct, or the occurrence of any default of Event of Default;
•	Compliance with all ERISA requirements (if applicable);
•Comply with anti-terrorism, export sanctions and anti-money laundering laws;
•Maintain ownership right or rights to use all intellectual property material to the business of the Borrower and Guarantors;
•	Notify the Lender of any award or commencement or written threat of any litigation or dispute affecting any Borrower or subsidiary (a) in excess of $100,000, or (b) relating to material intellectual property; and
•	Promptly provide the Lender with all information reasonably requested.

Negative Covenants:

Usual and customary for transactions of this type, to include but not limited to the following:

a)Negative pledge other than Permitted Liens. " Permitt ed Liens" shall include, without limitation:
•	Liens created or arising under or in connection with the Security;
•	Statutory liens; and
•	Other permitted liens as may be approved by the Lender
b)	Limitations on indebtedness other than Permitted Indebt edness. Permitted Indebtedness to include, without limitation;
•	Any debt obligation under Cash Management Facilities, and Cross Currency Hedge Obligations;
•	Other permitted indebtedness as may be approved by the Lender;
c)	Limitation on investments and financial assistance;
d)	Limitation on asset sales other than: sale of inventory in the ordinary course of business, sale of other assets up to $200,000 per annum;
e)	Restriction on distributions without the Lender's consent;

f)	Limit ations Capital Expendituresother than Permitted Capital Expenditures. Permitted Capital Expenditures defined as: 110% of budgeted capital expenditures, to be agreed annually by the Lender;
g)	Limitations on acquisitions;
h)No material change in the nature of the business, including no material change with the Assure Group's compliance with applicable regulatory authorities;
i)	Restriction on int er-company transfers of assets to non -Guarant ors;
j)No mergers, amalgamations or consolidations, other than among the Assure Group or, if with any other member of the group, Borrower or a Guarantor is the surviving entity and the Lender shall have received such documentation, as it may reasonably request, from the surviving entity to ensure all of its property and assets are subject to the Security and it is otherwise fully bound by the Loan Documents; and
k)No defined benefit pension plans; no termination of other pension plans; no failure to make required payments in respect of pension plan s; no failure to deliver filings with respect to pension plans.

Representations and Warranties:

Usual and customary for t ransactions of this type, including but not limited to the following:

•	Corporate matt ers, organization and good standing;
•Full corporate right, power, and authority to enter into, and perform its obligations under the loan documents;
•Accuracy of finan cial statements, disclosure and other information provided;
•The most recent financial statements of the Borrower and Guarantors fairly present the consolidated financial condition of the Borrower and Guarantors as at the date thereof and have been prepared in accordance with accepted accounting standards;
•	No Material Adverse Effect since the date of the most recent financial st atement s provided to the Lender;
•	No material litigation or environmental liability;
•	Validity of loan documents and enforceability;
•	No violation of any law or contract;
•	No violation of, or conflicts with, agreements or instruments;
•	Compliance with applicable laws and regulations (including environmental, anti-money laundering, ERISA ma tt ers, the PATRIOT Act, margin regulations , law s applicable to sanctioned persons, the Foreign Corrupt Practices Act, and similar applicable legislation);

•	Payment of taxes;
•Insurance in appropriate amounts and for appropriate risks is in place;
•	No Event of Default or default;
•	Solvency;
•	All payment obligations of the Borrower and Guarantors under the loan documents rank at least pari passu in right of payment with their other most senior secured indebtedness for borrowed money, other

Legal Fees & Diligence Expenses:

Credit Documents:

Offer Expiration Date:

The Assure Group will be responsible for all of Centurion's legal fees and due diligence expenses incurred in respect of the Financing Program .

The Credit Facilities will be established upon negotiation and execution of this Commitment based on summary terms and conditions herein and customary yield protection provisions regarding capital adequacy, reserves, taxes, regulatory change, etc. (the

"Commitment " ), intercreditor agreement (if applicable), guarantees, secur it y and related documentation, including any other agreements and legal opinions as the Lender's counsel may reasonably require for transactions of this nature (collectively, the "Loan Documents").

This Commitment must be accepted by no later than 5 pm EST on Mar ch 11th, 2021, after which it will expire.

Acceptance:

Accepted on the terms and conditions herein provided this _11 day of _ M arch.

_, 2021